Exhibit 99.1

Execution Version

CONTINGENT PAYMENT RIGHTS AGREEMENT

THIS CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of December 6, 2011 (this “Agreement”), is entered into by and between Cubist Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as Rights Agent.

RECITALS

WHEREAS, Parent, FRD Acquisition Corporation, a Delaware corporation (“Sub”), and Adolor Corporation, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of October 24, 2011 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Sub (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) following acceptance of the shares of Company Common Stock pursuant to the Offer, will merge with and into the Company, with the Company surviving the Merger as a subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, in each of the Offer and the Merger, Parent has agreed to provide to Company’s stockholders the right to receive contingent cash payments as hereinafter described; and

WHEREAS, pursuant to this Agreement, the maximum potential amount payable per CPR is $4.50.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

1.             DEFINITIONS; CERTAIN RULES OF CONSTRUCTION

1.1.          Definitions.  Capitalized terms used but not otherwise defined herein will have the meanings ascribed to them in the Merger Agreement.  As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least thirty-five percent (35%) of the outstanding CPRs.

“Assignee” has the meaning set forth in Section 6.3.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“CPRs” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“CPR Register” has the meaning set forth in Section 2.3(b).

“CPR Shortfall” has the meaning set forth in Section 4.8.

“Diligent Efforts” means, with respect to the Product, efforts of a Person to carry out its obligations, and to cause its controlled Affiliates and Product licensees, if any, to carry out their respective obligations, using such efforts and employing such resources normally used by Persons in the pharmaceutical business similar in size and resources to Parent relating to seeking regulatory approval for a product candidate or commercialization of an approved product that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity, product profile, including efficacy, safety, tolerability and convenience, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product for other indications, the launch or sales of a generic or biosimilar product, the regulatory environment and the profitability of the Product (including pricing and reimbursement status) and other relevant considerations, including technical, commercial, legal, scientific and/or medical factors.

“DTC” means The Depository Trust Company or any successor thereto.

“Eight Hundred Million Dollar Sales Target” means the achievement of cumulative worldwide Net Sales of $800 million prior to the earlier of (i) the fifth anniversary of the earlier of (a) the first commercial sale of the Product in the United States or (b) the Major Market Sales Date and (ii) July 1, 2024.

“EMA” means the European Medicines Agency, or any successor agency.

“EMA Approval” means the decision of the European Commission addressed to Parent, any of its controlled Affiliates or any Assignee granting marketing authorization through the centralized procedure for the Product, following a positive opinion by the EMA, which authorization grants Parent, any of its controlled Affiliates or any Assignee the right to market and sell the Product immediately for use in the European Union for the treatment of opioid induced constipation on or before the Regulatory Approval Payment Target Date.  For clarity, EMA Approval does not refer to approval in one or more individual Major Market countries of the European Union.

“EMA Approval Payment Amount” means an amount equal to $0.50 per CPR, payable in cash, without interest.

“EMA Approval Payment Notice” has the meaning set forth in Section 2.4.

“EMA Payment Trigger Date” means a date on which either of the following occurs: (a) EMA Approval without EMA Preferred Product Label Approval or (b) EMA Preferred Product Label Approval.

“EMA Preferred Product Label Approval” means an EMA Approval that contains a product label for the Indication without a maximum day limitation, provided that (a) the Product is the first product to receive marketing authorization from the EMA for use in the European Union in the Indication without a maximum day limitation or (b) if it is not the first product to receive marketing authorization from the EMA for use in the European Union in the Indication without a maximum day limitation, EMA Approval does not require either (i) the inclusion of a “black symbol” referred to in Article 23 of Regulation (EC) 726/2004, as amended), in the Summary of Product Characteristics and the package leaflet of the Product, or (ii) implementation of a REMS other than a “black symbol” or REMS, as applicable, that does not competitively disadvantage the Product relative to other products without a maximum day limitation that have received marketing authorization from the EMA for use in the European Union in the Indication.

“EMA Preferred Product Label Payment Amount” means an amount equal to $1.50 per CPR, payable in cash, without interest.

“FDA” means the U.S. Food and Drug Administration, or any successor agency.

“FDA Approval” means receipt by Parent, any of its controlled Affiliates or any Assignee, on or before the Regulatory Approval Payment Target Date, of a final approval letter from the FDA with respect to a new drug application for the Product, which approval letter grants Parent, any of its controlled Affiliates or any Assignee the right to market and sell the Product for use in the United States for the treatment of opioid induced constipation.

“FDA Approval Payment Amount” means an amount equal to $1.25 per CPR, payable in cash, without interest.

“FDA Approval Payment Notice” has the meaning set forth in Section 2.4.

“FDA Payment Trigger Date” means a date on which either of the following occurs: (a) FDA Approval without FDA Preferred Product Label Approval or (b) FDA Preferred Product Label Approval.

“FDA Preferred Product Label Approval” means an FDA Approval that contains a product label for the Indication without a maximum day limitation, provided that (a) the Product is the first product to be approved by the FDA for use in the Indication without a maximum day limitation or (b) if it is not the first product to be approved by the FDA for use in the Indication without a maximum day limitation, the FDA Approval does not require either (i) the inclusion of a “boxed warning” (as defined in 21 CFR 201.57(c)(1)) in the product labeling or (ii) implementation of a REMS, other than a “boxed warning” or REMS, as applicable, that does not competitively disadvantage the Product relative to other products without a maximum day limitation approved by the FDA for use in the United States in the Indication.

“FDA Preferred Product Label Payment Amount” means an amount equal to $3.00 per

CPR, payable in cash, without interest.

“Four Hundred Million Dollar Sales Target” means the achievement of cumulative worldwide Net Sales of $400 million prior to the earlier of (i) the fifth anniversary of the earlier of (a) the first commercial sale of the Product in the United States or (b) the Major Market Sales Date and (ii) July 1, 2024.

“Governmental Entity” means any foreign or domestic arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial regulatory or administrative functions of, or pertaining to, government.

“Holder” means a Person in whose name a CPR is registered in the CPR Register at the applicable time.

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated either (i) jointly by the Acting Holders and Parent, or (ii) if such parties fail to make a designation, jointly by an independent public accounting firm selected by Parent and an independent public accounting firm selected by the Acting Holders.

“Indication” means the oral monotherapy treatment of opioid induced constipation.

“Major Market” means each of the United Kingdom, France, Germany, Spain or Italy.

“Major Market Sales Date” means the first date on which there have been, on that date or on any earlier date, commercial sales of the Product in at least three of the Major Markets.

“Milestone Notice” has the meaning set forth in Section 2.4.

“Milestone Payment Amount” means if, as of the Regulatory Approval Payment Target Date, (1) neither FDA Preferred Product Label Approval, nor EMA Preferred Product Label Approval has been obtained, (a) $1.50 if the Four Hundred Million Dollar Sales Target is achieved and (b) an additional $1.25 if the Eight Hundred Million Dollar Sales Target is achieved, (2) EMA Preferred Product Label Approval has been obtained, but FDA Preferred Product Label Approval has not been obtained, (a) $0.50 if the Four Hundred Million Dollar Sales Target is achieved and (b) an additional $1.25 if the Eight Hundred Million Dollar Sales Target is achieved, and (3) FDA Preferred Product Label Approval has been obtained, but EMA Preferred Product Label Approval has not been obtained, $1.00 if the Eight Hundred Million Dollar Sales Target is achieved.  For reference only, a summary of potential Milestone Payment Amounts has been attached as Appendix A to this Agreement.

“Milestone Payment Date” means each date on which a Milestone Payment Amount is paid.

“Milestones” shall mean, collectively, the FDA Approval, the FDA Preferred Product Label Approval, the EMA Approval, the EMA Preferred Product Label Approval, the Four Hundred Million Dollar Sales Target and the Eight Hundred Million Dollar Sales Target.

“Net Sales” means the gross amount invoiced by or on behalf of the relevant Selling Entity for the Product sold to third parties other than any other Selling Entity, less the Permitted Deductions, all as determined in accordance with the Selling Entity’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity, which shall be in accordance with generally accepted accounting principles or International Financial Reporting Standards, including the accounting methods for translating activity denominated in foreign currencies into United States dollar amounts; provided, however, that in no event shall any sales consummated after June 30, 2024 be included in the calculation of Net Sales.  In the case of any sale of the Product between or among the Company, its Affiliates, licensees and sublicensees, for resale, Net Sales will be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party.  In the case of any sale for value other than exclusively for money (but excluding any patient assistance programs), Net Sales will be calculated on the market price of the Product in the jurisdiction of sale during the relevant period.

“Net Sales Statement” means a written statement of Parent, certified by the Chief Financial Officer of Parent, setting forth with reasonable detail (i) an itemized calculation of the gross amounts invoiced by the Selling Entities for the Product sold to third parties other than any other Selling Entity, (ii) an itemized calculation of the Permitted Deductions, (iii) to the extent that sales for the Products is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars, and (iv) the calculation of the Milestone Payment Amounts due, if any.

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Payment Amount” means any Regulatory Approval Payment Amount or any Milestone Payment Amount, as applicable.

“Payment Date” means any Regulatory Approval Payment Date or any Milestone Payment Date, as applicable.

“Payment Targets” means EMA Preferred Product Label Approval, FDA Preferred Product Label Approval and Sales Milestones.

“Permitted Deductions” means the following deductions to the extent included in the gross invoiced sales price of the Product, or otherwise directly paid or incurred by the Selling Entity with respect to the sale:

(1)           normal and customary trade and quantity discounts;

(2)           amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically identifiable to the Product;

(3)           chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Governmental Entities;

(4)           rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(5)           tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income) and charges of Governmental Entities;

(6)           reasonable reserves made for uncollectible amounts on previously sold products;

(7)           discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

(8)           transportation, freight, postage, importation, shipping insurance and other handling expenses; and

(9)           required distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities.

“Permitted Transfer” means: a transfer of CPRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (d) in the case of CPRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC.

“Product” means the small molecule, peripherally-acting mu opioid receptor antagonist currently known as ADL5945.

“Regulatory Approval Payment Amount” means (1) for FDA Approval without FDA Preferred Product Label Approval, the FDA Approval Payment Amount, (2) for FDA Preferred Product Label Approval, the FDA Preferred Product Label Payment Amount, (3) for EMA Approval without EMA Preferred Product Label Approval, the EMA Approval Payment Amount, and (4) for EMA Preferred Product Label Approval, the EMA Preferred Product Label Payment Amount, as applicable; provided that if FDA Preferred Product Label Approval is obtained at any time after FDA Approval is obtained, the applicable Regulatory Approval Payment Amount will be equal to the difference between (i) the FDA Preferred Product Label Payment Amount and (ii) the FDA Approval Payment Amount, and if EMA Preferred Product Label Approval is obtained at any time after EMA Approval is obtained, the applicable Regulatory Approval Payment Amount will be equal to the difference between (i) the EMA Preferred Product Label Payment Amount and (ii) the EMA Approval Payment Amount.  For reference only, a summary of potential Regulatory Approval Payment Amounts has been attached as Appendix A to this Agreement.

“Regulatory Approval Payment Date” has the meaning set forth in Section 2.4.

“Regulatory Approval Payment Notice” means the EMA Approval Payment Notice or the FDA Approval Payment Notice, as applicable.

“Regulatory Approval Payment Target Date” means July 1, 2019.

“REMS” means, in the United States, a risk evaluation and mitigation strategy required by the FDA under the authority granted to it in 28 U.S.C. § 355-1, and in the European Union, a risk management plan as described in the EMA’s Guideline on Risk Management Systems for Medicinal Products for Human Use (2005).

“Review Request Period” has the meaning set forth in Section 4.5.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Sales Milestone” means the Four Hundred Million Dollar Sales Target or the Eight Hundred Million Dollar Sales Target, as applicable.

“Sales Milestone Trigger Date” means for any Sales Milestone, if either FDA Preferred Product Label Approval or EMA Preferred Product Label Approval has not been achieved before or on the Regulatory Approval Payment Target Date, the date after the Regulatory Approval Payment Target Date on which such Sales Milestone is first achieved.

“Selling Entity” means Parent, any Assignee, and each of their controlled Affiliates, licensees and sublicensees.

1.2.          Rules of Construction.  Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and (f) all references to dollars or “$” refer to United States dollars.

2.             CONTINGENT PAYMENT RIGHTS

2.1.          CPRs.  The CPRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement.  The initial Holders will be determined pursuant to the terms of the Merger Agreement.

2.2.          Nontransferable.  The CPRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

2.3.          No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CPRs will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent will keep a register (the “CPR Register”) for the purpose of registering CPRs and transfers of CPRs as herein provided.  The CPR Register will initially show one position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time.  The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CPRs.  With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares of Company Common Stock by sending one lump payment to DTC.  The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CPRs in the CPR Register.  No service charge shall be made for any registration of transfer of a CPR, but Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other tax or governmental charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CPR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid.  All duly transferred CPRs registered in the CPR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CPR will be valid until registered in the CPR Register.

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CPR Register.  The written request must be duly executed by the Holder.  Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CPR Register.

2.4.          Payment Procedures.

(a)           On or before the fifth Business Day following (i) any EMA Payment Trigger Date and (ii) July 1, 2019, Parent will deliver to the Rights Agent a notice (the “EMA

Approval Payment Notice”) indicating whether EMA Approval was achieved, and if achieved, whether EMA Preferred Product Label Approval was achieved.  On or before the fifth Business Day following (i) any FDA Payment Trigger Date and (ii) July 1, 2019, Parent will deliver to the Rights Agent a notice (the “FDA Approval Payment Notice”) indicating whether FDA Product Approval was achieved, and if achieved, whether FDA Preferred Product Label Approval was achieved.  On or before the fifth Business Day following (i) any Sales Milestone Trigger Date and (ii) July 1, 2024, unless prior to such date one or more Regulatory Approval Payment Notices was delivered to the Rights Agent indicating both FDA Preferred Product Label Approval and EMA Preferred Product Label Approval had been achieved, Parent will deliver to the Rights Agent a notice (the “Milestone Notice”) indicating whether a Sales Milestone was achieved.

(b)           The Rights Agent will, within ten Business Days of receipt of any Regulatory Approval Payment Notice (each such date, a “Regulatory Approval Payment Date”), send each Holder at its registered address a copy of the Regulatory Approval Payment Notice.  If a Regulatory Approval Payment Amount is payable to the Holders, then at the time the Rights Agent sends a copy of a Regulatory Approval Payment Notice to the Holders, the Rights Agent will also pay the applicable Regulatory Approval Payment Amount, as calculated by Parent and communicated to Rights Agent, to each of the Holders (the amount to which each Holder is entitled to receive will be the applicable Regulatory Approval Payment Amount multiplied by the number of CPRs held by such Holder as reflected on the CPR Register) by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such Regulatory Approval Payment Date.

(c)           The Rights Agent will, within ten Business Days of receipt of any Milestone Notice, send each Holder at its registered address a copy of the Milestone Notice.  If a Milestone Payment Amount is payable to the Holders, then at the time the Rights Agent sends a copy of a Milestone Notice to the Holders, the Rights Agent will also pay the applicable Milestone Payment Amount, as calculated by Parent and communicated to Rights Agent, to each of the Holders (the amount to which each Holder is entitled to receive will be the applicable Milestone Payment Amount multiplied by the number of CPRs held by such Holder as reflected on the CPR Register) by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such Milestone Payment Date.

(d)           Parent shall be entitled to deduct or withhold, or cause the Rights Agent to deduct or withhold, from any Payment Amount otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under the Code, the Treasury Regulations thereunder, or any other applicable Tax Law, as may be determined by Parent or the Rights Agent.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, and as soon as practicable after any payment of such taxes by Parent or the Rights Agent, Parent shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid the original or a certified copy of a receipt issued by the applicable taxing authority evidencing such payment, a copy of the return reporting such payment, or other reasonably acceptable evidence of such payment.

(e)           Any portion of any Payment Amount that remains undistributed to the Holders six (6) months after an applicable Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of such Payment Amount, without interest, but such Holder will have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable law.

(f)            Neither Parent nor the Rights Agent will be liable to any person in respect of any Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Payment Amount has not been paid immediately prior to the date on which such Payment Amount would otherwise escheat to or become the property of any Governmental Entity, any such Payment Amount will, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.  In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless Rights Agent with respect to any liability, penalty, cost or expense Rights Agent may incur or be subject to in connection with transferring such property to Parent.

2.5.          No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)           The CPRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CPRs to any Holder.

(b)           The CPRs will not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

3.             THE RIGHTS AGENT

3.1.          Certain Duties and Responsibilities.  The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence.

3.2.          Certain Rights of Rights Agent.  The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.  In addition:

(a)           the Rights Agent may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence or willful misconduct on its part, incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)           the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            the Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Parent only;

(g)           the Rights Agent will have no liability in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent); nor shall it be responsible for any breach by the Parent of any covenant or condition contained in this Agreement;

(h)           Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)            Rights Agent shall not be liable for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder in the absence of bad faith, gross negligence or willful misconduct on its part;

(j)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)).  The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(k)           No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3.          Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least 60 days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed.  Parent has the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed.  Notice of such removal will be given by Parent to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent, by a Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who may be a Holder but may not be an officer of Parent.  The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)           Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CPR Register.  Each notice will include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

3.4.          Acceptance of Appointment by Successor.  Every successor Rights Agent appointed hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

4.             COVENANTS

4.1.          List of Holders.  Parent will furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within ten Business Days of the Effective Time.

4.2.          Payment of Payment Amounts.  Parent will promptly deposit with the Rights Agent, for payment to each Holder, the applicable Payment Amount, if any, a reasonable time in advance of an applicable Payment Date if such amount is payable in accordance with the terms of this Agreement.

4.3.          Milestones.  Parent shall, and shall cause its controlled Affiliates to, use Diligent Efforts to achieve each of the Milestones.

4.4.          Books and Records.  Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

4.5.          Audits.

(a)           Upon the written request of the Acting Holders within one (1) year of the delivery of any Milestone Notice (the “Review Request Period”) but no more than once per Milestone Notice, Parent shall permit, and shall cause its controlled Affiliates to permit, the Independent Accountant to have access during normal business hours to such of the records of the Company as may be reasonably necessary to verify the accuracy of the Net Sales Statement and the figures underlying the calculations set forth therein, including, without limitation, all written materials related to any sale transaction reasonably requested by such Independent Accountant.  The Independent Accountant shall be charged to come to a final determination with respect to those specific items in the Net Sales Statement that the parties disagree on and submit to it for resolution.  All other items in the Net Sales Statement that the parties do not submit, prior to the end of the Review Request Period, to the Independent Accountant for resolution shall be deemed to be agreed by the parties and the Independent Accountant shall not be charged with calculating or validating those agreed upon items.  If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause to its controlled Affiliates to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent.  The Independent Accountant shall disclose to Parent and the Acting Holders any matters directly related to their findings to the extent necessary to verify the accuracy or completeness of the Net Sales Statements.  The fees charged by such accounting firm shall be paid by Parent.

(b)           If the Independent Accountant concludes that either the Four Hundred Million Dollar Sales Target or the Eight Hundred Million Dollar Sales Target was achieved and a Milestone Payment Amount that was properly due was not paid to the Holders (the difference in payment being the “CPR Shortfall”), Parent shall pay the CPR Shortfall with respect to each CPR within ten (10) days of the date the Acting Holders deliver to Parent the Independent Accountant’s written report.  The decision of the Independent Accountant shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

(c)           If, upon the expiration of the Review Request Period, the Acting Holders have not requested a review of the Net Sales Statement in accordance with this Section 4.8, the calculations set forth in the Net Sales Statement shall be binding and conclusive upon the Holders.

(d)           Each person seeking to receive information from Parent in connection with a review pursuant to this Section 4.8 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any controlled Affiliate obligating such party to retain all such information disclosed to such party in confidence pursuant to such confidentiality agreement.

5.             AMENDMENTS

5.1.          Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.3.

(b)           Without the consent of any Holders, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)            to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; or

(v)           any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(c)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth such amendment.

5.2.          Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CPRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Holders of eighty (80%) percent of the outstanding CPRs:

(i)            modify in a manner adverse to the Holders (A) any provision contained herein with respect to the termination of this Agreement or the CPRs, (B) the time for, and amount of, any payment to be made to the Holders pursuant to this Agreement, or (C) the Milestones,

(ii)           reduce the number of CPRs, or

(iii)          modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CPR affected thereby.

(b)           Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CPR Register, setting forth such amendment.

5.3.          Execution of Amendments.  In executing any amendment permitted by this Section 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

5.4.          Effect of Amendments.  Upon the execution of any amendment under this Section 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6.             OTHER PROVISIONS OF GENERAL APPLICATION

6.1.          Notices to Rights Agent and Parent.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or by electronic mail, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent, to it at:

Broadridge Corporate Issuer Solutions, Inc.
1717 Arch Street
Suite 1300
Philadelphia, Pennsylvania 19103
Telephone:	(215) 553-5400
Attention:	General Manager

With a copy to:

Broadridge Financial Solutions, Inc.
2 Journal Square Plaza
Jersey City, New Jersey 07306
Attention: General Counsel

If to Parent, to it at:

Cubist Pharmaceuticals, Inc.
65 Hayden Avenue
Lexington, Massachusetts 02421
Attn:	Tamara L. Joseph, Senior Vice President,
General Counsel and Secretary
Telephone:	(781) 860-8660

with a copy to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Telephone:	617-951-7921
Facsimile:	617-235-0822
Email:	paul.kinsella@ropesgray.com
Attention:	Paul M. Kinsella

The Rights Agent or Parent may specify a different address or facsimile number by giving notice in accordance with this Section 6.1.

6.2.          Notice to Holders.  Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CPR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

6.3.          Parent Successors and Assigns.  Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly-owned subsidiaries of Parent or to any purchaser or licensee of substantial rights to the Product (each, an “Assignee”).  Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent and Sub (or the other assignor) shall agree to remain liable for the performance by Parent and Sub (and such other assignor, if applicable) of their obligations hereunder.  This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee, and this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successor’s ability to merge or consolidate.  Each of Parent’s successors shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent, the due and punctual payment of the CPRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent.

6.4.          Benefits of Agreement.  Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, Parent, Parent’s successors and assignees, and the Holders) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the, Rights Agent, Parent, Parent’s successors and assignees, and the Holders.  The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.

6.5.          Governing Law.  This Agreement, the CPRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof, provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

6.6.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

6.7.          Counterparts and Signature.  This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

6.8.          Termination.  This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments will be required to be made, upon the earlier to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CPR Register the full amount of all potential Payment Amounts required to be paid under the terms of this Agreement and (b) the expiration of the final Review Request Period, unless there is an ongoing audit pursuant to Section 4.8, in which case until such audit has been completed.  In no event will any Regulatory Approval Payment Amount become payable after the Regulatory Approval Payment Target Date, nor will any Milestone Payment Amount become payable on account of sales of the Product consummated after June 30, 2024.

6.9.          Entire Agreement.  This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto.  If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

6.10.        Dispute Resolution.  Any dispute arising out of or relating to this contract, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration by three arbitrators, of whom each party shall designate one in accordance with the ‘screened’ appointment procedure provided in Rule 5.4.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The place of the arbitration shall be New York, New York.  In any such dispute, actions on behalf of Holders, including initiation of arbitration, shall be approved by the Acting Holders.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Name:	Michael W. Bonney
Title:	President and Chief Executive Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:	/s/Megan Keefe
Name:	Megan Keefe
Title:	Director of Corporate Actions

Appendix A

POTENTIAL REGULATORY APPROVAL PAYMENT AMOUNTS

	FDA APPROVAL PAYMENTS	EMA APPROVAL PAYMENTS	COMBINED APPROVAL PAYMENTS
Regulatory Approval Only; No Preferred Product Label Approval	$1.25	$0.50	$1.75
Preferred Product Label Approval	$3.00	$1.50	$4.50
TOTAL POTENTIAL REGULATORY APPROVAL PAYMENT AMOUNTS	$3.00	$1.50	$4.50

POTENTIAL MILESTONE PAYMENT AMOUNTS

	Both FDA and EMA Preferred Product Label Approval	NEITHER FDA, NOR EMA, PREFERRED PRODUCT LABEL APPROVAL	EMA PREFERRED PRODUCT LABEL APPROVAL ONLY	FDA Preferred Product Label Approval Only
ADDITIONAL PAYMENT AT $400M CUMULATIVE WW NET SALES	$0.00	$1.50	$0.50	$0.00
ADDITIONAL PAYMENT AT $800M CUMULATIVE WW NET SALES	$0.00	$1.25	$1.25	$1.00
TOTAL POTENTIAL ADDITIONAL SALES MILESTONE PAYMENT	$0.00	$2.75	$1.75	$1.00